Exhibit 4.5

This NOTE PURCHASE AGREEMENT is entered into as of April 4, 2019, by and among, DYNASTY INTERMEDIATE CO., INC., a Delaware corporation (“Holdings”), DYNASTY ACQUISITION CO., INC., a Delaware corporation (the “Issuer”), each Guarantor party hereto, each of the GS PURCHASERS party hereto and, solely for the purposes of Sections 4.1, 4.2, 4.3, 4.4 and 7.1 and Article 9, DYNASTY PARENT HOLDINGS, L.P., a Delaware limited partnership, and DYNASTY PARENT CO., INC., a Delaware corporation (each, a “TopCo”). Goldman Sachs & Co. LLC is acting as sole bookrunner (“Sole Bookrunner”) in connection with the syndication and distribution of the Initial Notes.

PRELIMINARY STATEMENTS

Pursuant to the Stock Purchase Agreement, dated December 18, 2018 (together with all exhibits and schedules and other attachments thereto, collectively, as amended, restated, supplemented or otherwise modified in accordance with the terms thereof through the Closing Date and in accordance with Section 3.1(g) of this Agreement, the “Acquisition Agreement”), by and among VCSA Holdings LLC, a Delaware limited liability company (“Holdings LLC”), as a seller and in its capacity as the sellers representative, the Specified Management Sellers (as defined therein) (together with Holdings LLC, the “Sellers”), StandardAero Holding Corp., a Delaware corporation (the “Company”), and the Issuer will, directly or indirectly, acquire (the “Acquisition”), directly or indirectly and through one or more separate acquisitions, all of the equity interests of the Company. In connection with transactions contemplated by the Acquisition Agreement, the Issuer will issue and sell to the Initial GS Purchasers, $640,000,000 in aggregate principal amount of Initial Notes, on the terms and subject to the conditions set forth herein, in a private placement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. Capitalized terms used but not defined herein (including in the Preliminary Statements above) have the meanings set forth in the Indenture. As used in this Agreement (including in the Preamble and Preliminary Statements above), the following terms shall have the meanings set forth below:

“Acquisition” has the meaning specified in the Preliminary Statements of this Agreement.

“Acquisition Agreement” has the meaning specified in the Preliminary Statements of this Agreement.

“Acquisition Agreement Representations” means the representations and warranties made by the Seller or the Company, in each case, with respect to the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Initial GS Purchasers, but only to the extent that the Issuer or any of its Affiliates has the right (taking into account any applicable grace periods or cure provisions) to terminate the obligations of the Issuer or any of its Affiliates, or the right to decline to consummate the Acquisition, under the Acquisition Agreement as a result of a breach of one or more of such representations and warranties in the Acquisition Agreement.

“Additional Guarantor” means any Subsidiary of the Issuer that executes a supplemental indenture pursuant to which such Subsidiary becomes a Subsidiary Guarantor.

“Agreement” means this Note Purchase Agreement (including the schedules and exhibits attached hereto), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Aggregate Canadian Liabilities Amount” means, at any time, the sum of (x) the aggregate principal amount of all Applicable Indebtedness (including Acquired Indebtedness that constitutes Applicable Indebtedness and guarantees that constitute Applicable Indebtedness) of Canadian Non- Guarantor Subsidiaries outstanding at such time and (y) the aggregate liquidation preference of all Disqualified Stock and Preferred Stock of Canadian Non-Guarantor Subsidiaries outstanding at such time.

“Annual Financial Statements” means the audited consolidated balance sheets of the SAH as of December 31, 2018, December 31, 2017 and December 31, 2016, and the related consolidated statements of operations, statements of comprehensive income (loss), statements of stockholder’s equity and statements of cash flows cash flows for SAH for the fiscal years then ended.

“Applicable Governing Body” means each Board of Directors and Executive Committee (x) on which an employee or representative of CIM (or an employee or representative of any of CIM’s Relevant Affiliates) serves as a member or (y) that is the effective primary functioning governing body that governs the business of Holdings, the Issuer and the Restricted Subsidiaries.

“Applicable Governing Body Information” has the meaning set forth in Section 9.15(b).

“Applicable Indebtedness” means Indebtedness other than (x) Indebtedness incurred in the ordinary course of business that is not in respect of borrowed money, (y) Indebtedness owing to the Issuer or any Restricted Subsidiary and (z) Capitalized Lease Obligations.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board Observer Appointment Entity” has the meaning set forth in Section 7.1(a).

“BSCH” means Broad Street Credit Holdings LLC.

“BSDCP” means Broad Street Danish Credit Partners, L.P.

“BSLP III” means Broad Street Loan Partners III, L.P.

“BSLP III Offshore” means Broad Street Loan Partners III Offshore, L.P.

“BSLP III Offshore – Unlevered” means Broad Street Loan Partners III Offshore – Unlevered, L.P.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law or regulation to close in the State of New York.

“Canadian Non-Guarantor Subsidiary” means any Restricted Subsidiary of the Issuer that is organized under the laws of Canada or a province or territory thereof and that is not a Guarantor. If any Canadian Non-Guarantor Subsidiary provides a Guarantee and becomes a Guarantor pursuant to the Indenture, it shall cease to be a “Canadian Non-Guarantor Subsidiary” for all purposes hereunder so long as it remains a Guarantor under the Indenture.

“Canadian Pension Plan” means a “registered pension plan” as that term is defined in subsection 248(1) of the Income Tax Act (Canada) for employees or former employees in Canada of any Note Party.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CIM” means Carlyle Investment Management L.L.C.

“Closing Date” means April 4, 2019.

“Closing Location” has the meaning set forth in Section 2.3(a)(i).

“Closing Payment” has the meaning set forth in Section 2.2(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning specified in the Preliminary Statements of this Agreement.

“Company Competitor” means any Person that competes with the business of Holdings, the Company, the Issuer and their respective direct and indirect Subsidiaries from time to time.

“Disqualified Institution” means:

(a) each person identified as a “Disqualified Institution” on a list delivered to the Initial GS Purchasers by the Issuer on or prior to December 16, 2018 (and, on and after the Closing Date, as such list may be updated with the GS Purchasers’ consent (such consent not to be unreasonably withheld, conditioned or delayed)) (it being understood for the avoidance of doubt that any entities identified in writing by the Issuer to the Initial GS Purchasers on or prior to the date hereof as being “Disqualified Institutions” for purposes of the Note Documents have been consented to by the GS Purchasers);

(b) any Company Competitor identified on a list delivered to each of the GS Purchasers by the Issuer from time to time; and

(c) as to any entity referenced in each of clauses (a) and (b) above (the “Primary Disqualified Institution”), any of such Primary Disqualified Institution’s known Affiliates or Affiliates identified in writing to each of the GS Purchasers from time to time or otherwise readily identifiable as such by name, but excluding any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity; provided that any additional designation permitted by the foregoing shall not apply retroactively to any prior assignment by any GS Purchaser.

The Issuer shall make such lists described in (a) and (b) above (and a list of any Affiliates of a Primary Disqualified Institution identified in writing pursuant to clause (c) above) available to each of the GS Purchasers and any permitted additions, deletions or other modifications to the list of Disqualified Institutions shall become effective on the date that is 3 Business Days after delivery to each of the GS Purchasers.

“DTC” has the meaning set forth in Section 2.3(a)(ii).

“DTC Agreement” means a letter of representations, dated on or before the Closing Date, between the Issuer and the Depositary.

“Eligible Person” means (x) Steven Budig or Oliver Thym (in each case, to the extent such person is a citizen of the United States of America) or (y) any other person reasonably acceptable to the Issuer that is a citizen of the United States of America and an employee of The Goldman Sachs Group Inc. or a Subsidiary thereof.

“Entity” has the meaning set forth in Section 7.1(a).

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable federal, state, provincial, territorial, local and foreign statutes, laws, including common law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or governmental restrictions relating to pollution, the protection of the Environment, and human health and safety (to the extent relating to exposure to Hazardous Materials), including those related to Hazardous Materials, air emissions and discharges to public pollution control systems.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person who together with any Note Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of any Note Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Note Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a written notice of intent to terminate or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, (e) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) the determination that any Multiemployer Plan is considered a plan in “endangered”, “critical”, or “critical and declining” status within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Note Party or any ERISA Affiliate; (j) the conditions for the imposition of a Lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; or (k) any Foreign Benefit Event.

“Executive Committee” means, with respect to any Entity, an executive committee that generally functions in lieu of the full Board of Directors of such Entity.

“Executive Order” means Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by the Issuer or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by the Issuer or any of its Subsidiaries, or the imposition on the Issuer or any of its Subsidiaries of, any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Plan” means any pension plan, benefit plan, fund (including any superannuation fund) or other similar program established, maintained or contributed to by a Note Party or any of its Subsidiaries primarily for the benefit of employees employed and residing outside the United States (other than plans, funds or other similar programs that are maintained exclusively by a Governmental Authority), including a Canadian Pension Plan, and which plan is not subject to ERISA or the Code.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GS Agent” has the meaning set forth in Section 9.18.

“GS Purchaser” means (a) each Initial GS Purchaser and (b) each Other GS Purchaser.

“GSMP VII” means GS Mezzanine Partners VII, L.P.

“GSMP VII Offshore” means GS Mezzanine Partners VII Offshore, L.P.

“GSMP VII Offshore Treaty” means GS Mezzanine Partners VII Offshore Treaty, L.P.

“Hazardous Materials” means all explosive or radioactive substances or wastes, contaminants, pollutants and hazardous or toxic substances, materials or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other toxic substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning specified in the Preamble of this Agreement.

“Holdings LLC” has the meaning specified in the Preliminary Statements of this Agreement.

“Indemnitees” has the meaning set forth in Section 8.2.

“Indenture” means the Indenture, dated as of the Closing Date, by and among the Issuer, the Guarantors and the Trustee, substantially in the form attached hereto as Exhibit A, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Information” has the meaning set forth in Section 9.15(a).

“Initial GS Purchaser” means each of BSCH, BSDCP, BSLP III, BSLP III Offshore, BSLP III Offshore – Unlevered, GSMP VII, GSMP VII Offshore and GSMP VII Offshore Treaty.

“Initial Notes” means the $640,000,000 in aggregate principal amount of Notes issued on the Closing Date.

“IP Rights” has the meaning set forth in Section 4.16.

“Issuer” has the meaning specified in the Preamble of this Agreement.

“Junior Financing” has the meaning assigned to such term in the Senior Credit Agreement (as in effect on the Closing Date).

“Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, bankruptcy, liquidation, judicial management, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b) the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(c) any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the Trustee in connection with any provision of any Note Document;

(d) the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e) the principle that in certain circumstances security granted by way of fixed charge may be characterized as a floating charge or that security purported to be constituted by way of an assignment may be recharacterized as a charge;

(f) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g) the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement;

(h) provisions of a contract being invalid or unenforceable for reasons of oppression or undue influence; and

(i) similar principles, rights and defenses under the laws of any relevant jurisdiction.

“Margin Stock” has the meaning assigned to such term in Regulation U of the FRB as from time to time in effect.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Note Party or any ERISA Affiliate makes or is obligated to make contributions.

“Non-Voting Observer” has the meaning set forth in Section 7.1(a).

“Notes” means any notes authenticated under the Indenture, including, for the avoidance of doubt, the Initial Notes.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non U.S. jurisdiction) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other GS Entity” means (a) each affiliated investment entity and/or other affiliate of Goldman Sachs & Co. LLC and (b) each fund, investor, entity or institutional account that is managed, sponsored or advised by Goldman Sachs & Co. LLC or its affiliates.

“Other GS Purchaser” means each Other GS Entity that executes or otherwise becomes a party to this Note Purchase Agreement or a counterpart to this Agreement pursuant to Section 9.2(c) (or otherwise becomes a Beneficial Owner of Notes) or to which any Notes (or beneficial interests therein) or commitments to purchase Notes (or beneficial interests therein) are transferred or assigned.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is maintained or is contributed to by a Note Party or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or Section 302 of ERISA. For greater certainty, “Plan” excludes any Foreign Plan.

“Primary Disqualified Institution” has the meaning set forth in the definition of “Disqualified Institution.”

“Projections” means projections, including financial estimates, forecasts and other forward-looking information, relating to the business of the Company and its Subsidiaries.

“Quarterly Financial Statements” means the unaudited condensed consolidated balance sheet of SAH as of September 30, 2018 and the related consolidated statements of operations, statements of comprehensive income (loss), statements of stockholder’s equity and statements of cash flows for SAH for the three-month and nine-month periods then ended.

“Quarterly Officer’s Certificate” has the meaning set forth in Section 6.1(a)(ii).

“Regulation S-X” means Regulation S-X under the Securities Act.

“Regulation T” means Regulation T of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, migration, or leaching into or through the Environment.

“Relevant Affiliates” means any of CIM’s Affiliates (other than any TopCo or any of such TopCo’s Subsidiaries).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Rule 501” means Rule 501 under the Securities Act (or any successor provision), as it may be amended from time to time.

“Rule 502” means Rule 502 under the Securities Act (or any successor provision), as it may be amended from time to time.

“SAH” means StandardAero Aviation Holdings, Inc., a Delaware corporation.

“Sanctioned Country” means, at any time, a country, region, or territory that is the subject of a general export, import, financial, investment or other trade-related embargo under any Sanctions Laws and Regulations, which countries as of the date of this Agreement include Cuba, Iran, North Korea, Syria and the Crimea Region of Ukraine.

“Sanctioned Person” means, at any time, any Person that is the subject or target of Sanctions Laws and Regulations, including (a) any Person listed in any Sanctions Laws and Regulations-related lists of designated Persons maintained by the U.S. government (including OFAC’s Specially Designated Nationals and Blocked Parties List, the U.S. Department of State’s list of Debarred Parties, and the U.S. Department of Commerce’s Entity List), the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any European Union member state or the Canadian government, (b) any Person located, operating, organized, or resident in a Sanctioned Country, (c) any Person owned or controlled by any Person or Persons described in clause (a) or (b) above.

“Sanctions Laws and Regulations” means (i) any economic or financial sanctions or other requirements imposed by, or based upon the obligations or authorities set forth in, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the Export Administration Act, the Export Administration Regulations, the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Sanctions Act of 1996, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce, the U.S. Department of State, and any similar law, regulation, or executive order that may be enacted, from time to time, by the United States government and (ii) any economic or financial sanctions or other requirements imposed under similar laws or regulations enacted by the European Union or any member state thereof, the United Kingdom or Canada including, without limitation Part II.1 of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), or administered, enacted or enforced by the respective governmental institutions or agencies of any of the foregoing, including, without limitation, Her Majesty’s Treasury of the United Kingdom, and Global Affairs Canada, Public Safety Canada, or other relevant sanctions authority based upon the obligations and authorities set forth in the Canadian Anti-Terrorism Laws, that apply to the Note Parties or any of their respective Subsidiaries (as any of the foregoing laws may from time to time be amended, renewed, extended or replaced).

“Securities” means the Initial Notes and the Guarantees in respect thereof, collectively.

“Sole Bookrunner” has the meaning specified in the Preamble of this Agreement.

“Solvent” and “Solvency” means, with respect to any Person on any date of determination, that on such date (a) the aggregate fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the aggregate present fair salable value of the assets of such Person is greater than or equal to the total amount that will be required to pay the probable liabilities, including contingent liabilities, of such Person as they become absolute and matured and is sufficient to enable payment of all such Person’s obligations due and accruing due, (c) the capital of such Person is not unreasonably small in relation to its business as contemplated on such date of determination, (d) such Person has not and does not intend to, and does not believe that it will, incur debts or other obligations, including current obligations, beyond its ability to pay such debts and liabilities as they become due (whether at maturity or otherwise) and (e) such Person is “solvent” within the meaning given to that term and similar terms under Laws applicable to such Person relating to fraudulent transfers and conveyances, transactions at an undervalue, unfair preferences or equivalent concepts. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability or, if a different methodology is prescribed by applicable Laws, as prescribed by such Laws.

“Specified Representations” means the representations and warranties made solely by the Issuer and Holdings in Sections 1.1(a), 4.1(b)(ii), 4.2(a), 4.4, 4.13, 4.17, 4.18 and 4.19 (in each case, after giving effect to the Transactions, and in the case of the representations and warranties made pursuant to Sections 4.18 and 4.19, to be limited to the use of proceeds not violating the Laws referenced therein).

“Term B-1 Facility” has the meaning assigned to such term in the Senior Credit Agreement (as in effect on the Closing Date).

“Term B-2 Facility” has the meaning assigned to such term in the Senior Credit Agreement (as in effect on the Closing Date).

“TopCo” has the meaning specified in the Preamble of this Agreement.

The provisions set forth in Sections 1.03 through 1.12 of the Indenture shall, to the extent they are applicable, apply to this Agreement and the provisions set forth herein mutatis mutandis.

ARTICLE 2

AUTHORIZATION AND ISSUANCE OF INITIAL NOTES

Section 2.1 Authorization of Issue. At or prior to the time of the execution and delivery of this Agreement, the Issuer will authorize the issuance and sale of the Initial Notes. The Initial Notes shall be in the form specified in the Indenture.

Section 2.2 Sale and Purchase of the Initial Notes.

(a) Subject to the terms and conditions herein set forth, each Initial GS Purchaser, severally but not jointly, will purchase from the Issuer, and the Issuer will issue and sell to such Initial GS Purchaser, on the Closing Date, Initial Notes in the principal amount set forth opposite such Initial GS Purchaser’s name on Schedule 1 hereto in the column under the caption “Initial Notes Commitment Amount”, at a purchase price of 100% of the principal amount thereof net of the Closing Payment. For purposes of this Agreement, “Closing Payment” shall mean, with respect to each Initial GS Purchaser, the amount in respect of the Initial Notes set forth opposite the names of such Initial GS Purchaser on Schedule 1 hereto in the column under the caption “Initial Notes Closing Payment”.

(b) The obligations of each of the Initial GS Purchasers to purchase and pay for Initial Notes hereunder are several and not joint. No Initial GS Purchaser shall have any liability to any Person for the performance or non-performance by any other Initial GS Purchaser in connection therewith.

(c) Each of the parties hereto agrees, except to the extent otherwise required by law, (a) to treat the Initial Notes as having been issued with “original issue discount” for U.S. Federal income tax purposes in an amount equal to the sum of the Closing Payments and the portion of the stated interest not constituting “qualified stated interest” under Treasury Regulation 1.1273-1, (b) to treat for all U.S. Federal income and applicable state and local income tax purposes, each Closing Payment as a U.S. Dollar- denominated amount giving rise to a U.S. Dollar-denominated reduction in the “issue price” paid by the relevant Initial GS Purchaser for the Initial Notes (as determined for U.S. Federal income tax purposes); (c) to the extent applicable, when reporting the purchase, ownership and sale of the Initial Notes for U.S. Federal income and applicable state and local income tax purposes, to do so in a manner consistent with clauses (a) and (b); and (d) to take no position inconsistent with clauses (a), (b) and (c) in their dealings with U.S. Federal income and applicable state and local income tax authorities (except as required pursuant to a determination (within the meaning of Internal Revenue Code Section 1313(a), or a similar provision of state or local income tax law)).

Section 2.3 Closing.

(a) Closing of the Initial Notes.

(i) The sale and purchase of the Initial Notes shall occur at the offices of Latham & Watkins LLP, Washington, D.C. (the “Closing Location”) on the Closing Date.

(ii) The Initial Notes to be purchased hereunder by the Initial GS Purchasers will be represented by one or more definitive Global Notes in book-entry form which will be deposited by or on behalf of the Issuer with The Depository Trust Company (“DTC”) or its designated custodian. On the Closing Date, the Issuer will deliver the Initial Notes purchased hereunder to the applicable Initial GS Purchasers by causing DTC to credit the applicable Initial Notes to the applicable DTC account or accounts, against payment by the Persons to whom delivery is made, of the purchase price therefor (as provided in Section 2.2, which is equal to, with respect to each Initial GS Purchaser, the principal amount of the Initial Notes being purchased by such Initial GS Purchaser, net of the applicable Closing Payment), by wire transfer in federal (same day) funds to such bank account or accounts as the Issuer may request in writing at least one Business Day prior to the Closing Date. The certificates for the Initial Notes purchased pursuant to this Agreement shall be in denominations permitted by the Indenture and registered in the name of Cede & Co., as nominee of the Depositary, pursuant to the DTC Agreement, and shall be made available for inspection at the Closing Location on the Business Day preceding the Closing Date.

(b) Failure to Deliver Initial Notes. If, at the Closing Date, the Issuer shall fail to deliver the Initial Notes purchased hereunder to each Initial GS Purchaser as provided in this Section 2.3 or any of the conditions specified in Article 3 shall not have been fulfilled to the Initial GS Purchasers’ reasonable satisfaction or waived, then each Initial GS Purchaser as to which the Issuer shall have failed to deliver the Initial Notes or the conditions shall not have been fulfilled to such Initial GS Purchaser’s reasonable satisfaction or waived, shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Initial GS Purchaser may have by reason of such failure or such non-fulfillment.

ARTICLE 3

CONDITIONS PRECEDENT TO PURCHASE OF NOTES

Section 3.1 Conditions to Purchase of the Initial Notes. The obligation of each Initial GS Purchaser to purchase the Initial Notes to be purchased by it hereunder on the Closing Date is subject to the satisfaction, or due waiver by the Initial GS Purchasers, of each of the following conditions precedent:

(a) The Initial GS Purchasers shall have received all of the following, each of which shall be originals or facsimiles or “pdf” files unless otherwise specified, each properly executed by a Responsible Officer of the signing Note Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date before the Closing Date), each in form and substance reasonably satisfactory to the Initial GS Purchasers, and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to Holdings and its Subsidiaries, giving effect to the Transactions):

(i) executed counterparts of (A) this Agreement from each TopCo, Holdings, the Issuer and the Subsidiary Guarantors, (B) the Indenture from Holdings, the Issuer and the Subsidiary Guarantors, (C) the definitive Global Notes to be delivered on the Closing Date (and, in the case of the definitive Global Notes, such Global Notes having been made available for inspection at the Closing Location on the Business Day preceding the Closing Date) from the Issuer and (D) the Intercompany Subordination Agreement from Holdings, the Issuer and the Subsidiary Guarantors;

(ii) a solvency certificate executed by the chief financial officer of the Issuer (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit B;

(iii) such customary documents and certifications (including Organization Documents and, if applicable, good standing certificates) as the Initial GS Purchasers may reasonably require to evidence (A) the identity, authority and capacity of each Responsible Officer of the Note Parties acting as such in connection with this Agreement and the other Note Documents and (B) that Holdings, the Issuer and each Subsidiary Guarantor is duly organized or formed, and that each of them is validly existing and, to the extent applicable, in good standing, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(iv) an opinion of Latham & Watkins LLP, special New York counsel to Holdings, the Issuer and the Subsidiary Guarantors, addressed to the Initial GS Purchasers, in form and substance reasonably satisfactory to the Initial GS Purchasers;

(v) opinions of local counsel for the Subsidiary Guarantors listed on Schedule 3.1(a)(v) hereto, in form and substance reasonably satisfactory to the Initial GS Purchasers;

(vi) a customary DTC letter of representations and customary Trustee authentication order; and

(vii) a certificate of a Responsible Officer of the Issuer certifying that the conditions set forth in Sections 3.1(b), 3.1(g) and 3.1(h) have been satisfied.

(b) From the date of the Acquisition Agreement, there shall not have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement) and there shall not have occurred and be continuing a Seller Material Adverse Effect (as defined in the Acquisition Agreement).

(c) The Initial GS Purchasers shall have received (i) the audited consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), stockholder’s equity and cash flows of SAH and its Subsidiaries as of and for the fiscal years ended December 31, 2017 and December 31, 2016, and each subsequent fiscal year ended at least 90 days prior to the Closing Date and (ii) the unaudited condensed consolidated balance sheets and the related statements of operations, comprehensive income (loss), stockholder’s equity and cash flows of SAH and its Subsidiaries as of and for (A) the nine-month period ended September 30, 2018, (B) the six-month period ended June 30, 2018, (C) the three-month period ended March 31, 2018 and (D) each subsequent interim fiscal period ended at least 45 days prior to the Closing Date other than any fiscal fourth quarter (in each case, to the extent delivered to the Issuer pursuant to the terms of the Acquisition Agreement).

(d) The Initial GS Purchasers shall have received a pro forma unaudited combined balance sheet and related pro forma unaudited combined statement of operations of the Issuer, SAH or a direct or indirect parent of either Issuer or SAH and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which historical financial statements of SAH are provided pursuant to Section 3.1(c) above, prepared so as to give effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or as if the Transactions had occurred at the beginning of such period (in the case of such other financial statements), which need not be prepared in compliance with Regulation S-X, or include adjustments for purchase accounting.

(e) Holdings and the Issuer shall have provided the documentation and other information reasonably requested in writing at least ten Business Days prior to the Closing Date by the Initial GS Purchasers as they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act, and a Beneficial Ownership Certification, in each case at least three Business Days prior to the Closing Date (or such shorter period as the Initial GS Purchasers shall otherwise agree).

(f) The Facilities shall have been funded substantially concurrently with the purchase by the Initial GS Purchasers of the Initial Notes. The Initial GS Purchasers shall have received a copy of the executed Senior Credit Agreement and the ABL Credit Agreement.

(g) The Acquisition shall have been consummated or, substantially simultaneously with the issuance, sale and delivery of the Initial Notes under the Indenture and this Agreement, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that in the aggregate are material and adverse to the Initial GS Purchasers without the prior consent of the Initial GS Purchasers (which consent shall not be unreasonably withheld, delayed or conditioned), it being understood that any change to the definition of Company Material Adverse Effect contained in the Acquisition Agreement shall be deemed to be material and adverse to the Initial GS Purchasers. For purposes of the foregoing condition, it is hereby understood and agreed that any change in the purchase price (or amendment to the Acquisition Agreement related thereto) in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Initial GS Purchasers; provided that (A) any reduction of the purchase price shall be allocated (x) first, to a reduction of the Equity Contribution to the level set forth in the definition of “Transactions”, and (y) second, (I) 65% to a reduction in any amounts to be funded under the Term B-1 Facility, Term B-2 Facility and Initial Notes on a pro rata basis between them and (II) 35% to a reduction to the Equity Contribution (with the Equity Contribution determined after giving effect to such purchase price decrease and reductions to be no less than the level set forth in the definition of “Transactions”, set forth in the Indenture) and (B) any increase in purchase price shall not be deemed to be materially adverse to the Purchasers if such increase is not funded with indebtedness for borrowed money or disqualified stock of Holdings or any of its Subsidiaries. Each Initial GS Purchaser shall be deemed to have consented to such modification, amendment, consent or waiver unless they shall object thereto in writing within 3 Business Days of receipt of written notice of such modification, amendment, consent or waiver.

(h) (i) The Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects; (ii) Holdings shall have received, or shall substantially concurrently with the issuance, sale and delivery of the Initial Notes, receive the proceeds from the Equity Contribution; (iii) the Refinancing shall have been, or shall substantially concurrently with the initial issuance of the Initial Notes, be consummated and (iv) the Issuer shall have received, or shall substantially concurrently with the issuance, sale and delivery of the Initial Notes receive, the proceeds from the Term Facilities.

(i) The Closing Payments and all reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to this Agreement or any other written agreement with the Initial GS Purchasers, to the extent invoiced at least five Business Days prior to the Closing Date (or such later date as the Issuer may reasonably agree) shall, upon the initial issuance hereunder, have been paid (which amounts may be, and in the case of the Closing Payments, shall be, offset against the proceeds of the Initial Notes).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

To induce the Initial GS Purchasers to purchase the Initial Notes, each of (i) the Note Parties and (ii) with respect to Sections 4.1, 4.2, 4.3 and 4.4 only, each TopCo, severally and not jointly, represents and warrants (in each case after giving to the Transactions) each of the following to the Initial GS Purchasers on and as of the Closing Date:

Section 4.1 Existence, Qualification and Power; Compliance with Laws. Each Note Party and the Restricted Subsidiaries and each TopCo (subject, in the case of clause (c), to the Legal Reservations and Section 4.3),

(a) is a Person duly organized, formed or incorporated, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization;

(b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) in the case of the Note Parties, execute, deliver and perform its obligations under the Note Documents to which it is a party;

(c) is duly qualified, is authorized to do business and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; and

(d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted;

except in each case referred to in clauses (a) (other than with respect to the Issuer), (b)(i), (b)(ii) (other than with respect to the Issuer), (c) and (d), to the extent that any failure to be so or to have such could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.2 Authorization; No Contravention. The execution, delivery, and performance by each Note Party and each TopCo of each of the Note Documents to which such Person is or is to be a party, are within such Person’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any such Person’s Organization Documents, (b) violate any Law or (c) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 4.01 of the Indenture), or require any payment (except for Indebtedness to be repaid on the Closing Date in connection with the Refinancing) to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, except in each case, to the extent that such violation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.3 Governmental Authorization. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery, performance by, or enforcement against, any Note Party or either TopCo of this Agreement or any other Note Document, or for the consummation of the Transactions, except for:

(x) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect; and

(y) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.4 Binding Effect. This Agreement and each other Note Document has been duly executed and delivered by each Note Party and by each TopCo (subject, in each case, to the Legal Reservations and Section 4.3) that is party thereto. Subject to the Legal Reservations, this Agreement and each other Note Document constitutes a legal, valid and binding obligation of each Note Party and of each TopCo, enforceable against each Note Party and against each TopCo that is party thereto in accordance with its terms. The Securities, when issued on the Closing Date, will be in the form contemplated by, and entitled to the benefits of, the Indenture and will have been duly issued.

Section 4.5 Financial Statements; No Material Adverse Effect.

(a) The Annual Financial Statements fairly present in all material respects the consolidated financial condition of SAH and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The Quarterly Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the consolidated financial condition of SAH and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal and recurring year-end audit adjustments.

(c) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d) The Projections most recently delivered to the Initial GS Purchasers were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts; it being understood that no assurance can be given that any particular Projections will be realized, actual results may vary from such forecasts and that such variations may be material.

Section 4.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Note Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Note Party or any Restricted Subsidiary, or against any of their properties or revenues that would reasonably be expected to have a Material Adverse Effect.

Section 4.7 Use of Proceeds. The Issuer will only use the proceeds from the sale of the Initial Notes to the Initial GS Purchasers on the Closing Date together with the proceeds of borrowings under the Facilities and the proceeds from the Equity Contribution to finance the Acquisition, pay Transaction Costs (including paying any fees, commissions and expenses associated therewith) and fund working capital needs to the balance sheet.

Section 4.8 Ownership of Property; Liens. Each Note Party and the Restricted Subsidiaries has fee simple or other comparable valid title to, or leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 4.01 of the Indenture, except where the failure to have such title or interests could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use or operation of any real property necessary for the ordinary conduct of the Issuer’s business, taken as a whole.

Section 4.9 Environmental Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Note Parties and the Restricted Subsidiaries and their respective operations and properties are in compliance with all applicable Environmental Laws and Environmental Permits and none of any Note Party or the Restricted Subsidiaries are subject to any Environmental Liability.

(b) (i) None of the properties currently or, to the knowledge of the Issuer, formerly owned or operated by any Note Party or any Restricted Subsidiary is listed or, to the knowledge of the Issuer, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list, (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Note Party or any of the Restricted Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to any Environmental Law and (iii) Hazardous Materials have not been Released and there exists no threat of Release of Hazardous Materials on any property currently or, to the knowledge of the Issuer, formerly owned or operated by any Note Party or any of the Restricted Subsidiaries, except for such Releases or threats of Releases that were in compliance with, or would not reasonably be expected to give rise to liability of any Note Party or any Restricted Subsidiary under any Environmental Law.

(c) None of the Note Parties or any of the Restricted Subsidiaries is undertaking either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.

(d) All Hazardous Materials Released, generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Issuer, formerly owned or operated by any Note Party or any of the Restricted Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to any Note Party or any of the Restricted Subsidiaries.

(e) None of the Note Parties or any of the Restricted Subsidiaries has received notice of or is subject to any claim, action, proceeding or suit with respect to any actual or alleged Environmental Liability.

Section 4.10 Taxes. The Note Parties and each of the Restricted Subsidiaries have filed or have caused to be filed all Tax returns and reports required to be filed, and have paid all Taxes (including in their capacity as withholding agents) levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.11 Employee Benefit Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal and state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto or is currently being processed by the IRS, and to the knowledge of any Note Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Foreign Plan is in compliance with all requirements of Law applicable thereto and the respective requirements of the governing documents for such plan and (ii) with respect to each Foreign Plan, none of the Issuer or any of its Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject any Note Party or any Restricted Subsidiary, directly or indirectly, to any tax or civil penalty.

(c) There are no pending or, to the knowledge of any Note Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA (and not otherwise exempt under Section 408 of ERISA) with respect to any Plan that would reasonably be expected to result in a Material Adverse Effect.

(d) (i) No ERISA Event has occurred and neither any Note Party nor, to the knowledge of any Note Party, any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Plan or Multiemployer Plan, (ii) each Note Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under such Pension Funding Rules has been applied for or obtained, (iii) there exists no Unfunded Pension Liability, (iv) as of the most recent valuation date for any Plan, the present value of all accrued benefits under such Plan (based on the actuarial assumptions used to fund such Plan) did not exceed the value of the assets of such Plan allocable to such accrued benefits, (v) neither any Note Party nor, to the knowledge of any Note Party, any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Plan, if applicable, to drop below 80% as of the most recent valuation date, (vi) neither any Note Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (vii) neither any Note Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (viii) no Plan has been terminated by the plan administrator thereof or by the PBGC and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan or Multiemployer Plan, except with respect to each of the foregoing clauses (i) through (viii) of this Section 4.11(d), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(e) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Plan have been timely made, (iii) neither the Issuer nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Plan and (iv) there are no aggregate unfunded liabilities with respect to Foreign Plans and the present value of the aggregate benefit liabilities of all Foreign Plans did not, as of the last annual valuation date applicable thereto, exceed the assets of all such Foreign Plans.

Section 4.12 Subsidiaries; Capital Stock. As of the Closing Date, after giving effect to the Transactions, there are no Restricted Subsidiaries other than those specifically disclosed in Schedule 4.12, and all of the outstanding Capital Stock in such Restricted Subsidiaries that are owned by a Note Party have been validly issued, are fully paid and non-assessable (other than for those Restricted Subsidiaries that are limited liability companies and limited partnerships and to the extent such concepts are not applicable in the relevant jurisdiction) and are owned free and clear of all Liens except for Permitted Liens.

Section 4.13 Margin Regulations; Investment Company Act.

(a) None of the Note Parties is engaged, nor will any such Note Party engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. Neither the issuance of the Initial Notes hereunder nor the use of proceeds thereof will violate any regulations of the FRB, including the provisions of Regulations T, U or X of the FRB. No proceeds of the Initial Notes will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; provided that this sentence shall not be included in any representation or warranty in connection with the establishment of any new issuances unless otherwise agreed by the Issuer and the applicable GS Purchasers under any such transaction.

(b) None of the Note Parties is, or is required to be, registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 4.14 Disclosure. As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Note Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any GS Agent or any Initial GS Purchaser in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Note Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, each of the Note Parties represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that actual results may vary from such forecasts and that such variances may be material. As of the Closing Date, in relation to the issuance and delivery of the Initial Notes, the information included in the Beneficial Ownership Certification, if applicable, is, to the knowledge of the Issuer, true and correct in all respects.

Section 4.15 Compliance with Laws. Each Note Party and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.16 Intellectual Property; Licenses, Etc. To the knowledge of the Issuer, each Note Party owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of its respective business, as currently conducted, except to the extent such failure to own, license or possess, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and provided that the foregoing shall not deem to constitute a representation that the Note Parties do not infringe or violate the IP Rights held by any other Person. Set forth on Schedule 4.16 is a complete and accurate list of all material registrations or applications for registration in the United States Patent and Trademark Office or the United States Copyright Office patents, trademarks, and copyrights owned or, in the case of copyrights, exclusively licensed by any of the Note Parties as of the Closing Date. To the knowledge of the Issuer, the conduct of the business of each of the Note Parties as currently conducted does not infringe upon or violate any IP Rights held by any other Person, except for such infringements and violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and no claim or litigation alleging any such infringement or violation is pending or, to the knowledge of the Issuer, threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 4.17 Solvency. On the Closing Date, after giving effect to the Transactions, the Issuer and its Subsidiaries, on a consolidated basis, are Solvent.

Section 4.18 Sanctions; OFAC.

(a) Sanctions Laws and Regulations. Each of Holdings, the Issuer and each of their respective Subsidiaries is (i) in compliance with applicable Sanctions Laws and Regulations and (ii) in compliance, in all material respects, with applicable anti-money laundering laws and regulations. Neither the issuance of the Initial Notes nor the use of proceeds therefrom, will violate or result in the violation of any Sanctions Laws and Regulations by any Note Party.

(b) OFAC. None of (I) Holdings, the Issuer or any other Note Party and (II) the Restricted Subsidiaries that are not Note Parties or, to the knowledge of Holdings and the Issuer, any director, manager, officer, agent or employee of Holdings, the Issuer or any of their respective Restricted Subsidiaries, in each case, (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order, (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order, or is otherwise associated with any such person in any manner that violates Section 2 of the Executive Order or (iii) is a Sanctioned Person. The Issuer will not directly or indirectly use the proceeds of the Initial Notes or otherwise make available such proceeds to any Person (x) for the purpose of financing activities or transactions of or with any Sanctioned Person, or dealings or investments in or with any Sanctioned Country, in violation of Sanctions Laws and Regulations, or (y) in any manner that would constitute or give rise to a violation of Sanctions Laws and Regulations by any party hereto.

Section 4.19 Anti-Corruption Laws.

No part of the proceeds of any Initial Note will, directly or, to the knowledge of the Issuer indirectly, be used for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, or any other party (if applicable) in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “Anti-Corruption Laws”). The Issuer has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Issuer, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, and the Issuer, its Subsidiaries and their respective officers, directors and, to the knowledge of the Issuer, employees and agents are in compliance in all material respects with Anti- Corruption Laws.

Section 4.20 Private Offering; No Integration or General Solicitation. In connection with the issuance and sale of the Securities on the Closing Date:

(a) Subject to compliance by the Initial GS Purchasers with the representations and warranties set forth in Article 5, it is not necessary in connection with the offer and sale of the Securities in the manner contemplated by this Agreement, to register the Securities issued on the Closing Date under the Securities Act or to qualify an indenture relating to the Securities under the Trust Indenture Act of 1939.

(b) None of the Issuer or its Affiliates or any Person acting on any of their behalf (other than the Initial GS Purchasers and their Affiliates, as to whom the Issuer makes no representation or warranty) directly or indirectly, has offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Securities issued on the Closing Date and require the Securities issued on the Closing Date to be registered under the Securities Act. None of the Issuer or its Affiliates or any Person acting on any of their behalf (other than the Initial GS Purchasers and their Affiliates, as to whom the Issuer makes no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Securities issued on the Closing Date. With respect to any Securities issued on the Closing Date sold in reliance upon the exemption afforded by Regulation S: (i) none of the Issuer or its Affiliates or any Person acting on their behalf (other than the Initial GS Purchasers and their Affiliates, as to whom the Issuer makes no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Issuer and its Affiliates or any Person acting on their behalf (other than the Initial GS Purchasers and their Affiliates, as to whom the Issuer makes no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

(c) The Securities are eligible for resale pursuant to Rule 144A and will not, at the Closing Date, be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated interdealer quotation system.

Section 4.21 Brokerage Fees. None of Holdings, the Issuer or their Subsidiaries has paid, or is obligated to pay, to any Person any brokerage or finder’s fees in connection with the offering and sale of the Securities on the Closing Date.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE INITIAL GS PURCHASERS

Section 5.1 Securities Representations With Respect to Initial Notes. Each Initial GS Purchaser, severally and not jointly, represents and warrants to, and agrees with, the Issuer as of the date hereof that:

(a) It is either: (A) a Qualified Institutional Buyer, (B) an institutional accredited investor (as such term is defined in Rule 501(a)(1), (2), (3) or (7)) or (C) a non-U.S. Person (as such term is defined in Regulation S under the Securities Act) and will not acquire the Initial Notes for the account or benefit of any U.S. Person;

(b) It is acquiring the Initial Notes for its own account, for investment purposes only and not with a view to any distribution thereof that would not otherwise comply with the Securities Act; and

(c) It (A) understands that the Initial Notes have not been registered under the Securities Act and that the Initial Notes are being issued by the Issuer in transactions exempt from the registration requirements of the Securities Act and (B) agrees that neither all nor any part of the Initial Notes may be offered or sold except pursuant to effective registration statements under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable state laws;

(d) It understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Initial GS Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts;

(e) Except as disclosed, it did not employ any broker or finder in connection with the transactions contemplated in this Agreement and no fees or commissions are payable to the Initial GS Purchasers (it being understood and agreed that a Closing Payment does not constitute a fee or commission);

(f) The source of funds to be used by such Initial GS Purchaser to pay the purchase price of the applicable Initial Notes does not include “plan assets” (within the meaning of Department of Labor regulation Section 2510.3-101, as amended by Section 3(42) of ERISA (the “Plan Asset Regulation”)) of one or more Benefit Plans. As used in this clause (f), the term “Benefit Plan” means (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA), (ii) a “plan” as defined in and subject to Section 4975(e)(1) of the Code and (iii) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”; and

(g) It either (A) is, and for so long as it holds any Notes, will be, a “venture capital operating company” or wholly owned by a “venture capital operating company” or (B) does not have, and for so long as it holds any Notes, will not have, “significant equity participation” by “benefit plan investors” pursuant to the Plan Asset Regulation. The terms “venture capital operating company” and “benefit plan investor” shall have the meaning assigned to such term in the Plan Asset Regulation.

ARTICLE 6

COVENANTS TO PROVIDE INFORMATION

Section 6.1 Reports to GS Purchasers. In addition to the information and inspection rights provided for in the Indenture, the Issuer covenants and agrees with each GS Purchaser that (i) in the case of Section 6.1(a), for so long as the Disposition Date has not occurred, and (ii) in the case of Section 6.1(b), for so long as any GS Purchaser Beneficially Owns any Notes, it shall:

(a) furnish to the GS Purchasers:

(i) within 30 days after the end of each month beginning with the first full month following the Closing Date, a copy of the (A) the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of the end of such month and (B) the consolidated statements of comprehensive income (loss) and cash flows of the Issuer and its Restricted Subsidiaries for such month and for the portion of the fiscal year ending with such month, in each case solely in the form prepared internally by the management of the Issuer and solely to the extent prepared and delivered or made available to the Sponsor;

(ii) no later than five (5) days after the date of the delivery of the financial statements referred to in Sections 3.01(a) and 3.01(b) of the Indenture, a duly completed officer’s certificate (the “Quarterly Officer’s Certificate”) signed by a Responsible Officer of the Issuer, substantially in the form of Exhibit C, which Quarterly Officer’s Certificate, if delivered with the financial statements referred to in Section 3.01(a) of the Indenture, shall include a certification that there has been no change to the information in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in part (c) or (d) of such certification delivered pursuant to Section 3.1(e) or, if applicable, since the date of the most recent certificate delivered pursuant to this Section 6.1(a) or if there have been any such changes, a list in reasonable detail of such changes (but, in each case, only to the extent such changes would result in a change to the list of beneficial owners identified in any such certification);

(iii) provide reasonable opportunities to the GS Purchaser, on request, to consult with the management of the Issuer and each of its Restricted Subsidiaries on matters relating to the operations, affairs, finances and accounts of the Issuer and its Restricted Subsidiaries;

(iv) deliver to the GS Purchasers reasonably detailed and internally-prepared calculations of Consolidated EBITDA at the time of each delivery of financial statements pursuant to Sections 3.01(a) and 3.01(b) of the Indenture for the applicable four consecutive fiscal quarter period whether or not such calculation shall then be required under the Facilities, it being understood and agreed that (A) such internally-prepared calculations are provided for discussion purposes only and no representations or warranties shall be made or deemed made with respect thereto, (B) such internally-prepared calculations may not include every add-back to Consolidated EBITDA described in the definition thereof and (C) the Consolidated EBITDA, as of the same date(s) and/or period(s) calculated (or recalculated) for any other purpose under the Note Documents may differ from, and shall not be prejudiced in any manner by, such internally-prepared calculations in any respect;

(v) together with the delivery of each Quarterly Officer’s Certificate pursuant to Section 6.1(a)(ii), a report supplementing Schedule 4.12 hereto to the extent necessary so that the related representation and warranty would be true and correct if made as of the date of such Quarterly Officer’s Certificate; and

(vi) simultaneously with the furnishing of such information to any lender under the Senior Credit Agreement (or under indebtedness that is pari passu in right of security with the Senior Credit Agreement) or their agents, to the extent required thereby, copies of all other financial statements, reports or projections with respect to the Issuer or its Subsidiaries which are broader in scope or on a more frequent basis than the Issuer or any of its Subsidiaries is required to provide under this Article 6 or under the Indenture; provided that the GS Purchasers shall not be entitled to receive any communications delivered to lenders under the Senior Credit Agreement or their agents in the context of any debt restructuring (as determined in good faith by the Issuer); and

(b) furnish to the GS Purchasers:

(i) within 120 days (or 150 days with respect to the fiscal year ending December 31, 2019) after the end of each fiscal year, commencing with the fiscal year ending December 31, 2019, reasonably detailed forecasts prepared by management of the Issuer (including projected consolidated balance sheets, income statements, Consolidated EBITDA and cash flow statements of the Issuer and its Subsidiaries) on a quarterly basis for the fiscal year following such fiscal year then ended, which forecasts shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation thereof; provided that delivery of such forecasts pursuant to this Section 6.1(b)(i) shall only be required hereunder prior to an initial public offering of the Capital Stock of the Issuer, Holdings or any Parent Holding Company;

(ii) promptly after the furnishing thereof, copies of any notices received by any Note Party or any of their respective Subsidiaries (other than in the ordinary course of business) and copies of any statement or report furnished to any holder of debt securities or loans of any Note Party or of any of its Subsidiaries (other than (i) any immaterial correspondence in the ordinary course of business or (ii) any regularly required monthly, quarterly or annual certificates or notices specific to the nature of a specific facility or the internal requirements of the specific debtholders under such facility (e.g., borrowing base certificates, monthly financial statements, etc.)), in each case pursuant to the terms of the Senior Credit Agreement, the ABL Credit Agreement or any Junior Financing in a principal amount greater than $150,000,000 and not otherwise required to be furnished to the GS Purchasers pursuant to any other clause of this Section 6.1;

(iii) promptly after the receipt thereof by any Note Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Note Party or any of its Subsidiaries; and

(iv) promptly after the assertion or occurrence thereof, notice of any action arising under any Environmental Law against any Note Party or any of its Subsidiaries, or of any noncompliance by any Note Party or any of its Subsidiaries with any Environmental Law or Environmental Permit, in each case that would reasonably be expected to have a Material Adverse Effect.

ARTICLE 7

OTHER COVENANTS

(A) The Issuer covenants and agrees (and, for purposes of Section 7.1 only, each TopCo covenants and agrees) (and each other Note Party to the extent such covenant is applicable to it covenants and agrees) with each GS Purchaser that (i) in the case of Section 7.1, for so long as the Disposition Date has not occurred and (ii) in the case of each other subsection in this Article 7 (other than Section 7.7), for so long as any GS Purchaser Beneficially Owns any Notes (but subject to any limitations set forth therein) and (B) each GS Purchaser covenants and agrees, for purposes of Section 7.7 only (but subject to any limitations set forth therein), as follows:

Section 7.1 Board Observer Rights.

(a) Prior to the Disposition Date, each of the TopCos, Holdings and the Issuer shall cause, at the request of BSCH (in its capacity under this Section 7.1, the “Board Observer Appointment Entity”), one Eligible Person selected by the Board Observer Appointment Entity to be appointed on behalf of the Board Observer Appointment Entity as a non-voting observer (a “Non-Voting Observer”) to each Applicable Governing Body of (i) each TopCo, (ii) Holdings, (iii) the Issuer and (iv) any direct or indirect Subsidiary of the Issuer (each of the entities described in subclauses (i) through (iv) being herein called an “Entity”); provided that the Non-Voting Observer shall not be appointed to any committees of any Entity other than any Executive Committee of such Entity, to which the Non-Voting Observer shall be appointed on behalf of the Board Observer Appointment Entity as a non-voting observer.

(b) The Non-Voting Observer (i) shall be entitled to be present at all meetings of the Applicable Governing Body of each Entity and be notified of any meeting of any such Applicable Governing Body, including such meeting’s time and place, in the same manner as members of the Applicable Governing Body of such Entity and (ii) shall be provided copies of all materials distributed to all members of the Applicable Governing Body of each Entity in their capacity as such concerning the business and operations of such Entity (e.g., monthly management reports including operational performance metrics and other financial and performance information provided to all members of such Applicable Governing Body in their capacities as members of such Applicable Governing Body) at substantially the same time as the members of the Applicable Governing Body of such Entity and be entitled to participate in discussions with such Applicable Governing Body of such Entity; provided, however, that the Non-Voting Observer shall not be a member of the Applicable Governing Body of such Entity and, accordingly, shall not be permitted to vote at any meeting of the Applicable Governing Body of such Entity or be counted for purposes of determining whether there is a sufficient quorum for any such Applicable Governing Body to conduct its business; provided further, that the rights of the Non-Voting Observer to attend any meetings (or any portion thereof) and receive materials shall be limited as necessary to the extent the applicable Entity determines in good faith that (x) the subject matter to be addressed at the meeting is strategically sensitive or otherwise sensitive, (y) such attendance or receipt of materials would result in a reasonable likelihood that there would be (1) a conflict of interest that would affect the Applicable Governing Body, (2) an adverse effect on the attorney-client privilege or similar privilege of the Applicable Governing Body, (3) a breach of fiduciary duties of any member of the Applicable Governing Body under applicable law or (4) a breach of confidentiality obligations of any Entity to third parties (not entered into in contemplation of the foregoing) or any law applicable to any Entity or (z) the information being discussed at such meetings, or included in such materials, relates to the strategy, negotiating positions or similar matters relating to the relationship of the applicable Entity and/or any of its respective Affiliates, on the one hand, with the holders of indebtedness issued by such Entity and/or their respective Affiliates, on the other hand, provided that if the rights of the Non-Voting Observer are limited pursuant to this proviso, the applicable Entity shall notify the Board Observer Appointment Entity and the Non-Voting Observer of such limitation in writing (an “Observance Limitation Notification”) a reasonable time in advance of imposing such limitation and such Observance Limitation Notification shall set forth: (i) such limitation and reasons therefor and (ii) to the extent reasonably practicable, a reasonable description of the applicable information in a manner that would not give rise to the applicable prejudice of interests or the applicable conflict of interest, adverse effect on the attorney-client privilege, breach of applicable fiduciary duty or breach of confidentiality obligation or law; provided further that if the applicable Entity desires to impose such a limitation during any meeting of an Applicable Governing Body and was unable to reasonably anticipate prior to such meeting that it would impose such limitation, the delivery of the Observance Limitation Notification at the applicable meeting shall not be required.

(c) Each Entity, as applicable, will reimburse the Non-Voting Observer for all reasonable travel and other out-of-pocket expenses relating to its role as Non-Voting Observer and relating to its attendance of meetings of the Applicable Governing Body of such Entity.

(d) Applicable Governing Body Information shall be subject to the confidentiality provisions set forth in Section 9.15(b).

(e) At least one Entity will hold regular meetings of their respective Applicable Governing Body no less than three times each calendar year and the same prior notice of the date of each such meeting will be provided to the Board Observer Appointment Entity as is provided to the other members of the Applicable Governing Body.

(f) At any time prior to the Disposition Date, in the event of a vacancy caused by the resignation or other cessation of service of any Non-Voting Observer with respect to any Entity, upon nomination by the Board Observer Appointment Entity of another board observer in accordance with Section 7.1(a), such Entity shall cause the appointment of such Person as the new Non-Voting Observer of the Applicable Governing Body of such Entity; provided that such other board observer shall be an Eligible Person.

(g) In connection with its right to appoint the Non-Voting Observer to the Applicable Governing Body of each Entity pursuant to Section 7.1(a) (the “Appointment Right”), the Board Observer Appointment Entity hereby represents and warrants on and as of the Closing Date that (x) it is not a “foreign person” (as defined under 31 C.F.R. § 800.216), (y) it has not entered into any agreement or arrangement with any other Person related to appointment of the Non-Voting Observer (except as set forth herein) and (z) it has not assigned the appointment right to any “foreign person” or other Person or entered into any agreement that would permit any such “foreign person” or other Person to exercise the Appointment Right on its behalf.

Section 7.2 Assistance in Private Sale of Notes. At any time from and after the Closing Date, upon request by any GS Purchasers, the Issuer and the Guarantors shall use commercially reasonable efforts to assist such GS Purchasers in any resale of Notes without registration under the Securities Act by: (i) providing direct contact between senior management and advisors and prospective purchasers; (ii) responding to inquiries of, and providing answers to, prospective purchasers; (iii) providing assistance in completion of the prospective purchasers’ due diligence review; and (iv) hosting one or more meetings of prospective purchasers at the Issuer’s facilities or such other location selected by the Issuer; provided that all reasonable and documented out-of-pocket third-party expenses and costs incurred by the Issuer and the Guarantors relating to the provision of such assistance shall be paid by the applicable GS Purchaser (or GS Purchasers); provided further, that (I) such assistance shall not require the Issuer or the other Note Parties to prepare or provide an offering memorandum, projections or pro forma financial statements, (II) in no event shall the Issuer or the other Note Parties be required to provide any such assistance if such resale would, in the Issuer’s reasonable judgment, violate applicable securities laws and (III) in no event shall the Issuer or the other Note Parties be required to disclose the existence of or facts surrounding any proposed or pending material corporate transaction involving Holdings or any of its Subsidiaries if the Issuer determines in good faith that it is in the best interests of the Issuer not to make such disclosure.

Section 7.3 DTC Eligibility. From and after the Closing Date, the Issuer will use its commercially reasonable efforts, upon issuance thereof and while outstanding, to ensure that the Notes be eligible for clearance and settlement through the facilities of the DTC, and to cause the Notes to be evidenced by one or more Global Notes to be issued in the name of Cede & Co., as nominee for the DTC, pursuant to the DTC Agreement and do all other things necessary and appropriate to give effect to the foregoing provisions.

Section 7.4 Inspection Rights. The Note Parties shall, and shall require their Restricted Subsidiaries to, permit representatives of BSCH to visit and inspect any of its properties (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which the Issuer or any Restricted Subsidiary is a party), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Issuer and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Issuer; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (i) BSCH shall not exercise such rights more often than one time during any calendar year and (ii) such exercise shall be at the Issuer’s expense; provided further, that when an Event of Default is continuing BSCH (or any of its representatives) may do any of the foregoing at the expense of the Issuer at any time and from time to time during normal business hours and upon reasonable advance written notice. BSCH shall give the Issuer the opportunity to participate in any discussions with the Issuer’s accountants. Notwithstanding anything to the contrary in this Section 7.4, neither the Issuer nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to BSCH (or its representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 7.5 Additional Guarantors. The Note Parties will cause each Additional Guarantor to execute a counterpart to this Agreement in the form attached hereto as Exhibit D and to deliver such counterpart to the GS Purchasers substantially concurrently with execution of such Additional Guarantor of the supplemental indenture pursuant to which it shall have become a Subsidiary Guarantor.

Section 7.6 Canadian Indebtedness Limitation. Notwithstanding anything to the contrary herein, in the Indenture or in any other Note Document, the Note Parties shall not, without the prior written consent of the GS Purchasers, permit the Aggregate Canadian Liabilities Amount to, at any time, exceed the sum of (i) $1,050,000,000 and (ii) the greater of (x) $150,000,000 and (y) 33.0% of Four Quarter Consolidated EBITDA.

Section 7.7 Notice of Disposition Date; No Transfers to Certain Persons. The GS Purchasers (or any GS Purchaser on their behalf) shall notify the Issuer of the occurrence of the Disposition Date within 5 Business Days following the occurrence thereof, which notice shall be deemed validly given if, notwithstanding anything to the contrary set for in Article 9, transmitted by e-mail to the e-mail address of the Issuer set forth in Section 9.1(b). Notwithstanding anything to the contrary herein, the GS Purchasers shall not sell, pledge, assign, participate or otherwise transfer any Notes (or any interest therein) to any Disqualified Institution or a natural person.

ARTICLE 8

EXPENSES AND INDEMNIFICATION

Section 8.1 Costs and Expenses. The Issuer agrees:

(a) to pay or reimburse the GS Purchasers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Note Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable, documented out-of-pocket fees, disbursements and other charges of one primary counsel to the GS Purchasers and, if reasonably necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions, in each case, in jurisdictions material to the interests of the GS Purchasers) and special counsel for each relevant specialty), and

(b) to pay or reimburse the GS Purchaser for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Note Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the fees, disbursements and other charges of counsel (limited to the reasonable fees, documented out-of-pocket disbursements and other charges of one counsel to the GS Purchasers taken as a whole, and, if reasonably necessary, of one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions, in each case, in jurisdictions material to the interests of the GS Purchasers) and of special counsel for each relevant specialty and, in the event of any actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction for each GS Purchaser subject to such conflict with the consent of the Issuer).

All amounts due under this Section 8.1 shall be paid within 30 days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least five Business Days prior to the Closing Date). This Section 8.1 shall not apply with respect to Taxes other than any Taxes arising from any non-Tax cost or expense.

Section 8.2 Indemnification by the Note Parties. The Issuer shall indemnify and hold harmless each GS Purchaser, the Board Observer Appointment Entity, the Non-Voting Observer, each of their respective Affiliates, and each partner, director, officer, employee, counsel, agent and representative of the foregoing and, in the case of any funds or other investment vehicles, trustees, managers and advisors and attorneys- in-fact (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the reasonable and documented out-of-pocket fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Issuer and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee, one local counsel in each jurisdiction material to the interests of such Indemnitee (which may include a single special counsel acting in multiple jurisdictions) and special counsel for such Indemnitee for each relevant specialty and (iii) if reasonably necessary, one local counsel in each jurisdiction material to the interests of the Indemnitees (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Note Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby (including the exercise of any rights and the performance of any actions by the Board Observer Appointment Entity (in its capacity as such) or the Non-Voting Observer pursuant to Section 7.1) or (b) any issuance of Notes or the proposed use of the proceeds therefrom; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or related expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing, (B) a material breach of the Note Documents by such GS Purchaser (or any of its respective Affiliates, partners, directors, officers, employees, counsel, agents and representatives), as the case may be, as determined by a court of competent jurisdiction in a final and non- appealable decision or (C) any dispute that is among Indemnitees (other than any dispute involving claims against an Indemnitee in its capacity as a GS Purchaser under the Note Documents) that, in the case of (A), (B) or (C) a court of competent jurisdiction has determined in a final and non-appealable judgment did not involve actions or omissions of the Issuer or its Subsidiaries or any of their respective Affiliates; or (y) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Issuer or its Subsidiaries and any other Environmental Liability related in any way to Holdings or any of its Subsidiaries, in all cases, provided that such indemnity shall not, as to any

Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through information transmission systems (including electronic telecommunications) in connection with this Agreement or the other Note Documents unless determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, nor shall any Indemnitee or any Note Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Note Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Note Parties under this Section 8.2. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.2 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Note Party, its directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment in any such investigation, litigation or proceeding, the Issuer shall indemnify and hold harmless each Indemnitee in the manner set forth above; provided that the Issuer shall not be liable for any settlement effected without the Issuer’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). All amounts due under this Section 8.2 shall be payable within 30 days after demand therefor. This Section 8.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 8.3 Contribution. If for any reason the foregoing indemnification set forth in Section 8.2 is unavailable to any Indemnitee or insufficient in respect of any loss, claim, damage or liability referred to therein, then the Issuer, in lieu of indemnifying such Indemnitee thereunder, shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (a) the Issuer and the other Note Parties, on the one hand, and (b) such Indemnitee, on the other hand, in the matters contemplated by this Agreement. The relative economic interests received by the Issuer and the other Note Parties, on the one hand, and such Indemnitee, on the other, shall be deemed to be in the same respective proportions as the net proceeds received by the Issuer from the sale of the Initial Notes and the Closing Payment or other compensation received by such Indemnitee in connection therewith, as provided in this Agreement, bear to the aggregate offering price of the Initial Notes. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then, as well as the relative economic interests as set forth above, the amount of contribution shall also take into account the relative fault of (i) the Issuer and the other Note Parties, on the one hand, and (ii) such Indemnitee, on the other hand, with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The Issuer, the other Note Parties and the GS Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8.3 were determined by pro rata allocation (even if the GS Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to in this Section 8.3.

Section 8.4 Survival. Notwithstanding anything to the contrary set forth in this Agreement or the other Note Documents, the agreements in this Article 8 will survive the execution and delivery of this Agreement and the other Note Documents, the issuance of the Initial Notes and any other Notes, the payment, repayment and/or transfer of any Note or obligation relating thereto, the enforcement, amendment and/or waiver of any provision of any Note Document and the discharge, defeasance and/or termination of the Notes and/or any other Note Document.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy or e-mail (or other facsimile device) to the number or e-mail address, as applicable, set out below, (c) the day following the day (except that if such day is not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or

(d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

(a) if to any GS Purchaser or its nominee, to such GS Purchaser or its nominee at the address specified in Schedule 1, with copies (which copies shall not constitute notice) to: Milbank LLP, 55 Hudson Yards, New York, NY 10001-2163, Attn: Ben Miles, fax: (212) 822-5372, e-mail: BMiles@milbank.com, or at such other address as any GS Purchaser or its nominee shall have specified to the Issuer in writing; or

(b) if to the Issuer, the TopCos or the Guarantors, to: c/o Dynasty Acquisition Co., Inc., c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, D.C. 20004, e-mail: Douglas.Brandely@carlyle.com, with copies (which copies shall not constitute notice) to: Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, D.C. 20004, Attn: Patrick H. Shannon, e-mail: Patrick.Shannon@lw.com.

Section 9.2 Benefit of Agreement and Assignments.

(a) Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and permitted assigns; provided, however, that (i) none of the Issuer, the TopCos or the Guarantors may assign or transfer any of its rights or obligations without the prior written consent of the other parties hereto and (ii) BSCH shall not assign its rights under Section 7.1 without the prior written consent of the Issuer.

(b) Nothing in this Agreement or in any other Note Document, express or implied, shall give to any Person (other than the parties hereto, the Non-Voting Observer (solely in respect of the rights set forth in Section 7.1 and this Article 9), Indemnitees and each of their respective successors and permitted assigns) any benefit or any legal or equitable right, remedy or claim under this Agreement. For the avoidance of doubt, any Holder of Notes or holder of beneficial interest therein that, in each case, is not a GS Purchaser or otherwise party hereto or an intended third-party beneficiary hereof (e.g., the Non-Voting Observer (solely in respect of the rights set forth in Section 7.1 and this Article 9) and Indemnitees), shall not be entitled to the benefits of this Agreement and shall not have any obligations under this Agreement.

(c) Notwithstanding anything to the contrary contained herein, any GS Purchaser may assign its commitments to purchase all or any portion of its Notes (or beneficial interests therein) or transfer its Notes (or beneficial interests therein) and/or any rights hereunder, either together or separately, (i) to any existing GS Purchaser or (ii) to any Other GS Entity, subject, in the case of clause (ii), to such Person, if not already a party, becoming a party hereto, evidenced by delivering an executed counterpart hereof in substantially the form of Exhibit E, and, upon execution of such counterpart, each such Person shall be deemed to be a party hereto as a GS Purchaser entitled to the full benefit and subject to the obligations of this Agreement as if such Person were initially a GS Purchaser hereunder.

Section 9.3 No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder or under the Notes and no course of dealing between any Note Party or each TopCo and any other party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the Notes are cumulative and not exclusive of any rights or remedies that the parties would otherwise have. No notice to or demand on any Note Party or each TopCo in any case shall entitle any such Note Party or each TopCo to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto to any other or further action in any circumstances without notice or demand.

Section 9.4 Amendments, Waivers and Consents. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with the written consent of the Issuer and the Initial GS Purchasers. No amendment or waiver of this Agreement will extend to or affect any obligation, covenant or agreement not expressly amended or waived or thereby impair any right consequent thereon. As used herein, the term “Agreement” and references thereto shall mean this agreement as it may from time to time be amended, supplemented or modified.

Section 9.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 9.6 Reproduction. This Agreement, the Note Documents and all documents relating hereto and thereto, including: (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the GS Purchasers on the Closing Date (except the Notes themselves) and (c) financial statements, certificates and other information previously or hereafter furnished in connection herewith, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and any original document so reproduced may be destroyed. Each party hereto agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 9.6 shall not prohibit any party hereto or any holder of the Notes from contesting any such reproduction to the same extent that it could contest the original or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 9.7 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 9.8 Survival of Covenants and Indemnities. All covenants and indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Note Documents, the issuance of the Initial Notes and any other Notes and the enforcement, amendment and/or waiver of any provision of any Note Document and, except as otherwise expressly provided herein with respect to certain covenants, the payment, repayment and/or transfer of any Note or obligation relating thereto and the discharge, defeasance and/or termination of the Notes and/or any other Note Document.

Section 9.9 Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Note Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Note Document shall affect any right that the Trustee, any Holder or any GS Purchaser may otherwise have to bring any action or proceeding relating to any Note Document against Holdings or the Issuer or the other Note Parties or their respective properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Note Document in any court referred to in Section 9.9(b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in any Note Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.10 Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

Section 9.11 Entirety. This Agreement together with the other Note Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Note Documents or the transactions contemplated herein or therein.

Section 9.12 Survival of Representations and Warranties. All representations and warranties made by the Note Parties and the TopCos herein shall survive the execution and delivery of this Agreement and the other Note Documents, the issuance, delivery and transfer of all or any portion of the Notes, and the payment of principal of the Notes, and any other obligations hereunder and under the other Note Documents, regardless of any investigation made at any time by or on behalf of the GS Purchasers.

Section 9.13 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

Section 9.14 Incorporation. All Schedules attached hereto are incorporated as part of this Agreement as if fully set forth herein.

Section 9.15 Confidentiality.

(a) Each of the GS Purchasers agrees to maintain the confidentiality of, and not disclose to any Person, the Information, except that Information may be disclosed (a) to its Affiliates and its and their respective limited partners, lenders, investors and managed accounts and to the respective directors, officers, managers, members, accountants, agents, employees, independent auditors, or other experts and advisors of it or any of the foregoing including accountants, auditors, legal counsel, and other advisors on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Information and are or have been advised of their obligation to keep the Information of this type confidential; (b) to the extent requested by any regulatory authority having jurisdiction over such GS Purchaser or its Affiliates or in connection with any pledge or assignment permitted under Section 9.2; (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process, in each case based upon the reasonable advice of the disclosing GS Purchaser’s legal counsel (in which case the disclosing GS Purchaser agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent not prohibited by applicable Law, to promptly notify the Issuer prior to such disclosure); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Note Document or any action or proceeding relating to this Agreement or any other Note Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 9.15(a) (or as may otherwise be reasonably acceptable to the Issuer), to any actual or prospective purchaser, assignee or transferee of Notes (or beneficial interests therein); provided that no such disclosure shall be made by such GS Purchaser or any of its Affiliates to any such Person that is a Disqualified Institution; (g) with the written consent of Holdings; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.15(a); (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any GS Purchaser or any Affiliate of any GS Purchaser; (j) to any rating agency involved in the evaluation, administration or monitoring of a GS Purchaser’s investment in the Notes so long such rating agency is subject to customary confidentiality obligations of professional practice or otherwise instructed to keep the same confidential; (k) to any contractual counterparty (or prospective contractual counterparty) in any swap, hedge, or similar agreement or to any such contractual counterparty’s (or prospective contractual counterparty’s) professional advisor (other than a Disqualified Institution); (l) in connection with establishing a “due diligence” defense in connection with any legal, judicial, administrative proceeding or other process; or (m) by any GS Purchaser to any other actual or prospective GS Purchaser; provided that no such disclosure pursuant to this clause (m) shall be made by any GS Purchaser to any Disqualified Institution. In addition, the GS Purchasers may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the GS Purchasers, in each case, in connection with the administration, management, evaluation and/or monitoring of the investment of the applicable GS Purchasers in the Notes; provided that such Person is advised and agrees to be bound by the provisions of this Section 9.15(a).

For purposes of this Section 9.15(a), “Information” means all information (other than Applicable Governing Body Information) received from any Note Party or any Subsidiary thereof relating to any Note Party or any Subsidiary thereof or their respective businesses, other than any such information that is publicly available to any GS Purchaser prior to disclosure by any Note Party other than as a result of a breach of this Section 9.15(a) by such GS Purchaser; provided that, for the avoidance of doubt, none of the Note Documents shall be deemed to be Information.

(b) Each of the GS Purchasers agrees to (and to cause the Non-Voting Observer to) maintain the confidentiality of, and not disclose to any Person, any Applicable Governing Body Information, except that Applicable Governing Body Information may be disclosed (a) to its Affiliates and its and their respective limited partners and investors, and to the respective directors, officers, employees, independent auditors and legal counsel of it or any of the foregoing on a “need-to-know” basis solely in connection with the monitoring, evaluation or administration of any GS Purchaser’s investment in the Notes and who are informed of the confidential nature of the Applicable Governing Body Information and are or have been advised of their obligation to keep the Applicable Governing Body Information or information of this type confidential; (b) to the extent requested by any regulatory authority having jurisdiction over any GS Purchaser or its Affiliates or the Non-Voting Observer; (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process, in each case based upon the reasonable advice of the disclosing GS Purchaser’s legal counsel or the Non-Voting Observer’s legal counsel (in which case the disclosing GS Purchaser or the Non-Voting Observer, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent not prohibited by applicable Law, to promptly notify the Issuer prior to such disclosure); (d) with the written consent of Holdings; (e) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.15(b); (f) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any GS Purchaser or any Affiliate of any GS Purchaser or the Non- Voting Observer; or (g) by any GS Purchaser or the Non-Voting Observer to any actual or prospective GS Purchaser, provided that, no such disclosure pursuant to this clause (g) shall be made by any GS Purchaser or the Non-Voting Observer to any Disqualified Institution.

For purposes of this Section 9.15(b), “Applicable Governing Body Information” means information relating to any TopCo, any Subsidiary thereof or their respective businesses received by any GS Purchaser directly or indirectly (including from any Non-Voting Observer) from an Applicable Governing Body of any Entity to the extent resulting from the exercise by the Board Observer Appointment Entity of the Appointment Right and that, but for such exercise of the Appointment Right, such GS Purchaser would not be in possession of such information. For the avoidance of doubt, information that constitutes Applicable Governing Body Information will cease to be Applicable Governing Body Information if such information is (x) received by a GS Purchaser through a means other than the exercise by the Board Observer Appointment Entity of the Appointment Right (or any Non-Voting Observer’s receipt of such information as a result thereof), including pursuant to any other obligation to provide information or reports under this Agreement or the Indenture (at which point such information may nevertheless be “Information” subject to Section 9.15(a) if such information falls with such definition) or (y) becomes publicly available other than as a result of a breach by a GS Purchaser of this Section 9.15(b).

(c) Any Person required to maintain the confidentiality of Information or Applicable Governing Body Information as provided in Section 9.15(a) or Section 9.15(b) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information or Applicable Governing Body Information as such Person would accord to its own confidential information; provided that the foregoing shall not relieve any Person from liability with respect to any disclosures of Information or Applicable Governing Body Information in breach of any obligations not to disclose Information or Applicable Governing Body Information as provided in Section 9.15(a) or Section 9.15(b).

(d) Each GS Purchaser and the Issuer acknowledges that (i) the Information may include material non-public information concerning Holdings or any of its Subsidiaries, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

(e) Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to such tax treatment and tax structure shall remain subject to the applicable confidentiality provisions of this Section 9.15 (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ partners, shareholders, directors, officers and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the Transactions but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

Section 9.16 No Personal Obligations. Notwithstanding anything to the contrary contained herein or in any Note Document, it is expressly understood and the GS Purchasers expressly agree that nothing contained herein or in any other Note Document or in any other document contemplated hereby or thereby (whether from a covenant, representation, warranty or other provision herein or therein) shall create, or be construed as creating, any personal liability of any stockholder, director, officer or employee of the Issuer and its Subsidiaries in such Person’s capacity as such, with respect to (a) any payment obligation of the Issuer or any of its Subsidiaries, (b) any obligation of the Issuer or any of its Subsidiaries to perform any covenant, undertaking, indemnification or agreement, either express or implied, contained herein or in any other Note Document, (c) any representation or warranty contained herein or any other Note Document, (d) any other claim or liability to the GS Purchasers under or arising under this Agreement or any other Note Document or in any other document contemplated hereby or thereby, or (e) any credit extended or loan made; provided that nothing herein shall be deemed to be a waiver of claims arising from fraud.

Section 9.17 Currency. Unless otherwise specified, all dollar amounts referred to in this Agreement are in Dollars.

Section 9.18 Qualified Intermediary. The GS Purchasers shall take all actions necessary to cause all payments of principal and interest made to the GS Purchasers to be made on their behalf to either (a) a financial institution described in Treasury Regulation section 1.1441-1(b)(2)(ii) or (b) a “qualified intermediary” (as defined in Treasury Regulation section 1.1441-1(e)(5)(ii)) that satisfies the requirements of Treasury Regulation section 1.1441-1(e)(5) (the Person described in clause (a) or (b) of this Section 9.18, the “GS Agent”). The GS Purchasers shall, or shall cause the GS Agent, to satisfy any withholding obligations pursuant to chapter 3 of the Code in respect of payments of, on or with respect to the Notes owned by the GS Purchasers. Failure of the GS Purchasers to comply with this Section 9.18 shall not be a defense to any of the Issuer’s obligations under the Indenture or this Agreement, but for the avoidance of doubt the Issuer or its agent shall be entitled to withhold any amounts required by the Code from payments on the Notes, unless the Issuer or its agent is satisfied in its sole discretion that no such withholding is required.

Section 9.19 USA Patriot Act. The GS Purchasers hereby notify the Issuer that, pursuant to the requirements of the USA PATRIOT Act, the GS Purchasers may be required to obtain, verify and record information that identifies the Issuer, its Subsidiaries and the Guarantors, including their respective names and addresses other information that will allow the GS Purchasers to identify, the Issuer, its Subsidiaries and the Guarantors in accordance with the USA PATRIOT Act.

Section 9.20 Further Assurances. Each of the parties hereto shall, upon reasonable request of any other party hereto, do, make and execute all such documents, act, matters and things as may be reasonably required in order to give effect to the transactions contemplated hereby.

Section 9.21 Logo Use. Holdings and the Issuer hereby grant each GS Purchaser permission to use Holdings’ and its Subsidiaries’ names and logos in such GS Purchaser’s or its Affiliates’ marketing materials; provided that any such logos or other materials are used solely in a manner that is not intended to or reasonably likely to harm or disparage Holdings or any of its Subsidiaries or the reputation or goodwill of any of them.

Section 9.22 No Fiduciary Duties. Each TopCo and each of the Note Parties acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction among the TopCos and the Note Parties, on the one hand, and the Initial GS Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Initial GS Purchaser is acting solely as principal and not the agent or fiduciary of either TopCo or any of the Note Parties, (iii) none of the GS Purchasers has assumed an advisory or fiduciary responsibility in favor of any TopCo or any Note Party with respect to the issuance contemplated hereby or the process leading thereto or any other obligation to any Note Party except the obligations expressly set forth in this Agreement and (iv) each of the Note Parties and the TopCos has consulted its own legal and financial advisors to the extent it deemed appropriate. Each of the Note Parties and the TopCos agrees that it will not claim that any GS Purchaser has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Note Party or TopCo, in connection with such transaction or the process leading thereto.

Section 9.23 Releases; Termination.

(a) A Subsidiary Guarantor shall be automatically released and discharged from its obligations hereunder (other than the provisions of Section 7.1) upon the consummation of any transaction permitted by the Indenture as a result of which such Guarantor is released from its Guarantee pursuant to, and in accordance with, the terms of Section 10.02 of the Indenture.

(b) This Agreement will terminate and will cease to be of further effect (other than the provisions of Article 8 and Sections 9.1, 9.2(a), 9.2(b), 9.2(c), 9.3 through 9.14, 9.16, 9.17, 9.19, 9.21, 9.22, 9.23 and Section 9.24) (x) upon the defeasance or discharge of all of the outstanding Notes, as provided in, and subject to the satisfaction of the conditions set forth in, Article VIII of the Indenture, as applicable or (y) on the first date occurring after the Closing Date on which none of the GS Purchasers Beneficially Owns any Notes.

Section 9.24 Sole Bookrunner. Notwithstanding anything to the contrary herein, the Sole Bookrunner (in its capacity as such) shall not have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement. For the avoidance of doubt, the immediately preceding sentence shall not limit or affect the status of the engagement letter dated as February 26, 2019 hereof between the Sole Bookrunner and Issuer or the provisions therein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DYNASTY ACQUISITION CO., INC., as Issuer

By:	/s/ Russell W. Ford
Name:	Russell W. Ford
Title:	Chief Executive Officer

DYNASTY INTERMEDIATE CO., INC.,
as Holdings

By:	/s/ Russell W. Ford
Name:	Russell W. Ford
Title:	Chief Executive Officer

[Signature Page to Note Purchase Agreement]

ASSOCIATED AIR CENTER INTERNATIONAL, INC. ASSOCIATED AIR CENTER, INC.
BOLTON AEROSPACE, INC.
JET AVIATION SPECIALISTS, LLC MRO ACQUISITION LLC
NOT LA, INC.
PAS TECHNOLOGIES INC. PH ASSOCIATED, LLC
PIEDMONT/HAWTHORNE ASSOCIATED, INC. PIEDMONT/HAWTHORNE CANADA HOLDINGS,
INC.
PIEDMONT/HAWTHORNE CANADA INVESTMENT COMPANY, INC.
PIEDMONT/HAWTHORNE HOLDINGS, INC. STANDARD AERO (ALLIANCE) INC. STANDARD AERO (SAN ANTONIO) INC. STANDARD AERO (US) LEGAL, INC. STANDARD AERO (US), INC.
STANDARD AERO ACQUISITION HOLDINGS, INC. STANDARD AERO HOLDINGS, INC.
STANDARD AERO MATERIALS, INC. STANDARD AERO, INC.
STANDARDAERO AVIATION HOLDINGS, INC. STANDARDAERO AVIATION SOLUTIONS, INC. STANDARDAERO BUSINESS AVIATION SERVICES, LLC
STANDARDAERO COMPONENT SERVICES, INC. STANDARDAERO HOLDING CORP. STANDARDAERO U.S. HOLDINGS, INC. STANDARDAERO U.S. II HOLDINGS, INC.

By:	/s/ Russell W. Ford
Name:	Russell W. Ford
Title:	Chief Executive Officer

PAS INTERNATIONAL HOLDINGS, INC. PAS MIDCO INC.
PAS TECH HOLDINGS, INC.

By:	/s/ Russell W. Ford
Name:	Russell W. Ford
Title:	President

[Signature Page to Note Purchase Agreement]

VECTOR AEROSPACE HOLDINGS USA INC. VECTOR AEROSPACE USA, INC.

By:	/s/ Michael R. Scott
Name: Michael R. Scott
Title: Chief Financial Officer

[Signature Page to Note Purchase Agreement]

DYNASTY INTERMEDIATE CO., INC.,

By:	/s/ Russell W. Ford
Name:	Russell W. Ford
Title:	Chief Executive Officer

[Signature Page to Note Purchase Agreement]

DYNASTY PARENT HOLDINGS, L.P.

By:	/s/ Russell W. Ford
Name:	Russell W. Ford
Title:	Chief Executive Officer

[Signature Page to Note Purchase Agreement]

DYNASTY PARENT CO., INC.

By:	/s/ Adam Palmer
Name:	Adam Palmer
Title:	President

[Signature Page to Note Purchase Agreement]

Accepted as of the date hereof:

BROAD STREET CREDIT HOLDINGS LLC,
as an Initial GS Purchaser

By:	/s/ Oliver Thym
Name:	Oliver Thym
Title:	Vice President

BROAD STREET DANISH CREDIT PARTNERS, L.P.,
as an Initial GS Purchaser
By: Goldman Sachs & Co. LLC, Duly Authorized Agent

By:	/s/ Oliver Thym
Name:	Oliver Thym
Title:	Managing Director

BROAD STREET LOAN PARTNERS III, L.P.
By: Goldman Sachs & Co. LLC, as Attorney-in-Fact

By:	/s/ Oliver Thym
Name:	Oliver Thym
Title:	Managing Director

BROAD STREET LOAN PARTNERS III OFFSHORE, L.P.,
as an Initial GS Purchaser
By: Goldman Sachs & Co. LLC, Collateral Servicer & Duly Authorized Agent

By:	/s/ Oliver Thym
Name:	Oliver Thym
Title:	Managing Director

BROAD STREET LOAN PARTNERS III OFFSHORE – UNLEVERED, L.P.,
as an Initial GS Purchaser

[Signature Page to Note Purchase Agreement]

By: Goldman Sachs & Co. LLC, Collateral Servicer & Duly Authorized Agent

By:	/s/ Oliver Thym
Name:	Oliver Thym
Title:	Managing Director

GS MEZZANINE PARTNERS VII, L.P.,
as an Initial GS Purchaser
By: GS Mezzanine Partners VII GP, L.L.C., its General Partner

By:	/s/ Oliver Thym
Name:	Oliver Thym
Title:	Vice President

GS MEZZANINE PARTNERS VII OFFSHORE, L.P.,
as an Initial GS Purchaser
By: GS Mezzanine Partners VII GP, L.L.C., its General Partner

By:	/s/ Oliver Thym
Name:	Oliver Thym
Title:	Vice President

GS MEZZANINE PARTNERS VII OFFSHORE TREATY, L.P.,
as an Initial GS Purchaser
By: Goldman Sachs & Co. LLC, Collateral Servicer and Duly Authorized Agent

By:	/s/ Oliver Thym
Name:	Oliver Thym
Title:	Managing Director

[Signature Page to Note Purchase Agreement]